                    As filed with the Securities and Exchange Commission on March 16, 2007.                           Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________
FORM S-8
REGISTRATION STATEMENT
under
THE SECURITIES ACT OF 1933
_______________
Freeport-McMoRan Copper & Gold Inc.
(Exact name of registrant as specified in its charter)

Delaware                                                                                                                74-2480931
(State or other jurisdiction                                                                            (I.R.S. Employer
of incorporation or organization)                                                              Identification No.)

1615 Poydras Street
New Orleans, Louisiana 70112
(Address, including zip code, or registrant’s
principal executive offices)

Phelps Dodge 2003 Stock Option and Restricted Stock Plan
Phelps Dodge 1998 Stock Option and Restricted Stock Plan
(Full title of the plan)
_______________

Dean T. Falgoust, Esq.
Vice President and General Counsel
1615 Poydras Street
New Orleans, Louisiana 70112
(504) 582-4000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:

Douglas N. Currault II, Esq.
Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P.
201 St. Charles Avenue
New Orleans, Louisiana 70170-5100

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Class B Common Stock(2) (par value $.10 per share)	1,000,000 Shares(3)	$55.49(4)	$55,490,000 (4)	$1,704(4)

(1)    Upon a stock split, stock dividend or similar transaction in the future and during the effectiveness of this Registration Statement involving our Class B Common Stock, the number of shares and rights registered shall be automatically increased to cover the additional shares and rights in accordance with Rule 416(a) under the Securities Act of 1933.
(2)    Including associated preferred stock purchase rights.
(3)    Represents the maximum number of shares of Class B common stock, par value $0.10 per share (“Freeport-McMoRan common stock”), of Freeport-McMoRan Copper & Gold Inc., a Delaware corporation (“Freeport-McMoRan”), estimated to be issuable upon completion of the merger of Panther Acquisition Corporation, a New York corporation and a wholly owned subsidiary of Freeport-McMoRan, with and into Phelps Dodge Corporation, a New York corporation (“Phelps Dodge”), pursuant to the exercise of outstanding stock options to purchase shares of Phelps Dodge common stock under the plans referred to above. Such outstanding stock options are being assumed by Freeport-McMoRan pursuant to the merger, subject to appropriate adjustments to the number of shares and exercise price of each assumed option in accordance with the terms of the merger agreement.
(4)    Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based on the average of the high and low price per share of our Class B Common Stock on the New York Stock Exchange on March 14, 2007.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Documents containing the information required by Part I of this Registration Statement will be sent or given to participants in the Phelps Dodge Corporation 2003 Stock Option and Restricted Stock Plan and the Phelps Dodge 1998 Stock Option and Restricted Stock Plan in accordance with Rule 428(b)(1) of the General Rules and Regulations under the Securities Act of 1933. In accordance with the Note to Part I of Form S-8, such documents are not filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by Freeport-McMoRan Copper & Gold Inc. with the Securities and Exchange Commission (the “Commission”), are incorporated herein by reference:

(a) Our latest Annual Report on Form 10-K;

(b) All other reports filed by us pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the Annual Report referred to in (a); and

(c) The description of our Class B Common Stock (and associated preferred stock purchase rights) included in our Registration Statement on Form 8-A filed May 15, 2002, incorporating by reference Amendment No. 2 to our Registration Statement on Form S-3 (Registration No. 333-72760), including any amendment thereto or report filed for the purpose of updating such description.

All documents filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall, except to the extent otherwise provided by Regulation S-K or any other rule promulgated by the Commission, be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit indemnification for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

As permitted by the Delaware General Corporation Law, the Freeport-McMoRan certificate of incorporation includes a provision that eliminates the personal liability of Freeport-McMoRan’s directors for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to Freeport-McMoRan or its shareholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) under section 174 of the Delaware General Corporation Law or (4) for any transaction from which the director derived an improper personal benefit.

As a result of this provision, Freeport-McMoRan’s ability or that of Freeport-McMoRan shareholders to successfully prosecute an action against a director for breach of his or her duty of care is limited. However, this provision does not affect the availability of equitable remedies such as an injunction or rescission based upon a director’s breach of his or her duty of care. The Securities and Exchange Commission has taken the position that this provision will have no effect on claims arising under the federal securities laws.

In addition, the Freeport-McMoRan certificate of incorporation provides for mandatory indemnification rights, subject to limited exceptions, to any director or executive officer who (because of the fact that he or she is Freeport-McMoRan’s director or officer) is involved in a legal proceeding of any nature. These indemnification rights include reimbursement for expenses incurred by Freeport-McMoRan’s director or officer in advance of the final disposition of a proceeding according to applicable law.

The indemnification provisions in the Freeport-McMoRan certificate of incorporation and bylaws may be sufficiently broad to permit indemnification of Freeport-McMoRan’s directors and executive officers for liabilities arising under the Securities Act.

Freeport-McMoRan also provides insurance from commercial carriers against some liabilities incurred by Freeport-McMoRan’s directors and officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

5.1	Opinion of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P.

10.1	Phelps Dodge 2003 Stock Option and Restricted Stock Plan, as amended.

10.2	Phelps Dodge 1998 Stock Option and Restricted Stock Plan, as amended.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Independent Mining Consultants, Inc.

23.3	Consent of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P. (included in Exhibit 5).

24.1	Powers of Attorney pursuant to which this Registration Statement has been signed on behalf of certain of our officers and directors.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amend-ment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Orleans, State of Louisiana, on March 16, 2007.

Freeport-McMoRan Copper & Gold Inc.

By: /s/ Richard C. Adkerson
Richard C. Adkerson
President, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on March 16, 2007.

*	Chairman of the Board
James R. Moffett

*	Vice Chairman of the Board
B. M. Rankin, Jr.

/s/ Richard C. Adkerson	President, Chief Executive Officer and Director
Richard C. Adkerson	(Principal Executive Officer)

*	Senior Vice President, Chief
Kathleen L. Quirk	Financial Officer and Treasurer
(Principal Financial Officer)

*	Vice President and Controller - Financial Reporting
C. Donald Whitmire, Jr.	(Principal Accounting Officer)

*	Director
Robert J. Allison, Jr.

S-1

*	Director
Robert A. Day

*	Director
Gerald J. Ford

*	Director
H. Devon Graham, Jr.

*	Director
J. Bennett Johnston

*	Director
Bobby Lee Lackey

*	Director
Gabrielle K. McDonald

*	Director
J. Stapleton Roy

*	Director
Stephen H. Siegele

*	Director
J. Taylor Wharton

*By: /s/ Richard C. Adkerson
Richard C. Adkerson
Attorney-in-Fact

S-2

EXHIBIT INDEX

           Exhibit
           Number                                                                Description of Exhibits

5.1	Opinion of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P.

10.1	Phelps Dodge 2003 Stock Option and Restricted Stock Plan, as amended.

10.2	Phelps Dodge 1998 Stock Option and Restricted Stock Plan, as amended.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Independent Mining Consultants, Inc.

23.3	Consent of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P. (included in Exhibit 5).

24.1	Powers of Attorney pursuant to which this Registration Statement has been signed on behalf of certain of our officers and directors.